Exhibit 99.1

Playtika Holding Corp. Reports Q3 2023 Financial Results

Total Revenue of $630.1 million and DTC Platforms Revenue of $161.0 million
GAAP Net Income of $37.9 million and Credit Adj. EBITDA of $205.6 million
Completes Acquisition of Youda Games and InnPlay Labs

Herzliya, Israel - November 8, 2023 - Playtika Holding Corp. (NASDAQ: PLTK) today released financial results for its third quarter for the period ending September 30, 2023.

Financial Highlights:

•Revenue of $630.1 million decreased (2.0)% sequentially and (2.7)% year over year.
•DTC platforms revenue of $161.0 million decreased (2.6)% sequentially and increased 6.8% year over year.
•Net income of $37.9 million decreased (49.9)% sequentially and (44.4)% year over year.
•Credit Adjusted EBITDA of $205.6 million decreased (4.4)% sequentially and increased 1.0% year over year.
•Cash and cash equivalents totaled $878.2 million as of September 30, 2023.

“Our commitment to operational stability and delivering exceptional immersive gaming experiences remains unwavering amid the backdrop of conflict,” said Robert Antokol, Chief Executive Officer. “It is in the very DNA and culture of Playtika to persevere, adapt and thrive. Our team in Israel and around the globe is dedicated to upholding our mission, serving our players and delivering value to our investors, even in the face of adversity.”

“Through resolute management we continue to generate robust free cash flow and deliver strong Credit Adj. EBITDA margins to invest in strategic, high-ROI activities like our two recent acquisitions of InnPlay Labs and Youda Games,” said Craig Abrahams, President and Chief Financial Officer. “We will continue to focus on leveraging our proprietary technology and live operations to optimize games and enhance the player experience.”

Selected Operational Metrics and Business Highlights

•Average Daily Paying Users of 299K decreased (2.6)% sequentially and (3.5)% year over year.
•Average Payer Conversion of 3.6%, flat vs. the prior quarter and increased from 3.4% in the prior year period.
•Casual games revenue decreased (2.1)% sequentially and flat year over year.
•Social casino-themed games revenue decreased (1.7)% sequentially and (6.6)% year over year.
•Bingo Blitz revenue of $149.7 million decreased (4.3)% sequentially and (4.6)% year over year.
•Solitaire Grand Harvest revenue of $79.1 million decreased (3.3)% sequentially and increased 13.7% year over year.
•Slotomania revenue of $141.9 million decreased (1.9)% sequentially and (5.5)% year over year.

Financial Outlook

We are revising our revenue range to $2.550 to $2.565 billion and we now expect Credit Adj. EBITDA between $825 to $832 million. We expect capital expenditures of approximately $95 million.

Conference Call

Playtika management will host a conference call at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time) today to discuss the company’s results. The conference call can be accessed via a webcast accessible at investors.playtika.com. A replay of the call will be available through the website one hour following the call and will be archived for one year.

Summary Operating Results of Playtika Holding Corp.

	Three months ended September 30,		Nine months ended September 30,
(in millions of dollars, except percentages, Average DPUs, and ARPDAU)	2023	2022	2023	2022
Revenues	$630.1	$647.8	$1,929.1	$1,984.3
Total cost and expenses	$540.1	$516.4	$1,547.5	$1,641.2
Operating income	$90.0	$131.4	$381.6	$343.1
Net income	$37.9	$68.2	$197.7	$187.8
Credit Adjusted EBITDA	$205.6	$203.5	$643.3	$602.5
Net income margin	6.0%	10.5%	10.2%	9.5%
Credit Adjusted EBITDA margin	32.6%	31.4%	33.3%	30.4%

Non-financial performance metrics
Average DAUs	8.4	9.0	8.7	9.7
Average DPUs (in thousands)	299	310	311	315
Average Daily Payer Conversion	3.6%	3.4%	3.6%	3.3%
ARPDAU	$0.81	$0.78	$0.81	$0.75
Average MAUs	28.4	30.2	29.0	32.4

About Playtika Holding Corp.

Playtika (NASDAQ: PLTK) is a mobile gaming entertainment and technology market leader with a portfolio of multiple game titles. Founded in 2010, Playtika was among the first to offer free-to-play social games on social networks and, shortly after, on mobile platforms. Headquartered in Herzliya, Israel, and guided by a mission to entertain the world through infinite ways to play, Playtika has employees across offices worldwide.

Forward Looking Information

In this press release, we make “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Further, statements that include words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "present," "preserve," "project," "pursue," "will," or "would," or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements.

Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

•our reliance on third-party platforms, such as the iOS App Store, Facebook, and Google Play Store, to distribute our games and collect revenues, and the risk that such platforms may adversely change their policies;
•our reliance on a limited number of games to generate the majority of our revenue;
•our reliance on a small percentage of total users to generate a majority of our revenue;

•our free-to-play business model, and the value of virtual items sold in our games, is highly dependent on how we manage the game revenues and pricing models;
•our inability to complete acquisitions and integrate any acquired businesses successfully could limit our growth or disrupt our plans and operations;
•we may be unable to successfully develop new games;
•our ability to compete in a highly competitive industry with low barriers to entry;
•we have significant indebtedness and are subject to the obligations and restrictive covenants under our debt instruments;
•the impact of the COVID-19 pandemic on our business and the economy as a whole;
•our controlled company status;
•legal or regulatory restrictions or proceedings could adversely impact our business and limit the growth of our operations;
•risks related to our international operations and ownership, including our significant operations in Israel, Ukraine and Belarus and the fact that our controlling stockholder is a Chinese-owned company;
•our reliance on key personnel;
•security breaches or other disruptions could compromise our information or our players’ information and expose us to liability; and
•our inability to protect our intellectual property and proprietary information could adversely impact our business.

Additional factors that may cause future events and actual results, financial or otherwise, to differ, potentially materially, from those discussed in or implied by the forward-looking statements include the risks and uncertainties discussed in our filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur, and reported results should not be considered as an indication of future performance. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Except as required by law, we undertake no obligation to update any forward-looking statements for any reason to conform these statements to actual results or to changes in our expectations.

PLAYTIKA HOLDING CORP.
CONSOLIDATED BALANCE SHEETS
(In millions, except par value)

	September 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$878.2	$768.7
Restricted cash	1.9	1.7
Accounts receivable	168.3	141.1
Prepaid expenses and other current assets	119.5	113.4
Total current assets	1,167.9	1,024.9
Property and equipment, net	109.5	125.7
Operating lease right-of-use assets	104.7	104.2
Intangible assets other than goodwill, net	303.6	354.0
Goodwill	1,005.2	811.2
Deferred tax assets, net	71.9	68.3
Investments in unconsolidated entities	54.1	52.6
Other non-current assets	160.7	156.7
Total assets	$2,977.6	$2,697.6

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Current maturities of long-term debt	$16.9	$12.4
Accounts payable	38.2	50.7
Operating lease liabilities, current	18.4	13.5
Accrued expenses and other current liabilities	327.1	385.2
Total current liabilities	400.6	461.8
Long-term debt	2,402.4	2,411.2
Contingent consideration	77.4	—
Other long-term liabilities, including employee related benefits	247.6	252.1
Operating lease liabilities, long-term	89.6	94.5
Deferred tax liabilities	41.9	46.6
Total liabilities	3,259.5	3,266.2
Commitments and contingencies
Stockholders' equity (deficit)
Common stock of $0.01 par value; 1,600.0 shares authorized; 367.1 and 363.6 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	4.1	4.1
Treasury stock at cost (51.8 shares at both September 30, 2023 and December 31, 2022)	(603.5)	(603.5)
Additional paid-in capital	1,237.9	1,155.8
Accumulated other comprehensive income	24.5	17.6
Accumulated deficit	(944.9)	(1,142.6)
Total stockholders' deficit	(281.9)	(568.6)
Total liabilities and stockholders’ deficit	$2,977.6	$2,697.6

PLAYTIKA HOLDING CORP.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In millions, except for per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Revenues	$630.1	$647.8	$1,929.1	$1,984.3
Costs and expenses
Cost of revenue	173.9	181.8	537.9	554.8
Research and development	102.2	115.1	304.9	353.0
Sales and marketing	142.8	145.4	427.7	476.9
General and administrative	79.6	74.1	225.7	256.5
Impairment of intangible assets	41.6	—	51.3	—
Total costs and expenses	540.1	516.4	1,547.5	1,641.2
Income from operations	90.0	131.4	381.6	343.1
Interest and other, net	25.2	24.3	76.9	74.2
Income before income taxes	64.8	107.1	304.7	268.9
Provision for income taxes	26.9	38.9	107.0	81.1
Net income	37.9	68.2	197.7	187.8
Other comprehensive income (loss)
Foreign currency translation	(4.1)	(14.5)	(1.2)	(27.8)
Change in fair value of derivatives	1.1	10.5	8.1	23.3
Total other comprehensive income (loss)	(3.0)	(4.0)	6.9	(4.5)
Comprehensive income	$34.9	$64.2	$204.6	$183.3

Net income per share attributable to common stockholders, basic	$0.10	$0.17	$0.54	$0.46
Net income per share attributable to common stockholders, diluted	$0.10	$0.17	$0.54	$0.46
Weighted-average shares used in computing net income per share attributable to common stockholders, basic	366.7	412.7	365.8	412.3
Weighted-average shares used in computing net income per share attributable to common stockholders, diluted	367.6	412.7	366.3	412.6

PLAYTIKA HOLDING CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine months ended September 30,
	2023	2022
Cash flows from operating activities	$336.3	$316.3
Cash flows from investing activities
Purchase of property and equipment	(16.8)	(38.3)
Capitalization of internal use software costs	(27.8)	(30.6)
Purchase of software for internal use	(9.0)	(7.7)
Short-term bank deposits	—	100.1
Payments for business combination, net of cash acquired	(160.6)	(29.9)
Other investing activities	(1.1)	(9.8)
Net cash used in investing activities	(215.3)	(16.2)
Cash flows from financing activities
Repayments on bank borrowings	(9.5)	(14.2)
Net cash outflow for business acquisitions	—	(26.9)
Payment of tax withholdings on stock-based payments	(2.6)	(2.1)
Net cash used in financing activities	(12.1)	(43.2)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	0.8	(18.9)
Net change in cash, cash equivalents and restricted cash	109.7	238.0
Cash, cash equivalents and restricted cash at the beginning of the period	770.4	1,019.0
Cash, cash equivalents and restricted cash at the end of the period	$880.1	$1,257.0

Non-GAAP Financial Measures

Credit Adjusted EBITDA is a non-GAAP financial measure and should not be construed as an alternative to net income as an indicator of operating performance, nor as an alternative to cash flow provided by operating activities as a measure of liquidity, or any other performance measure in each case as determined in accordance with GAAP.

Below is a reconciliation of Credit Adjusted EBITDA to net income, the closest GAAP financial measure. Our Credit Agreement defines Adjusted EBITDA (which we call “Credit Adjusted EBITDA”) as net income before (i) interest expense, (ii) interest income, (iii) provision for income taxes, (iv) depreciation and amortization expense, (v) impairment of intangible assets, (vi) stock-based compensation, (vii) contingent consideration, (viii) acquisition and related expenses, and (ix) certain other items. We calculate Credit Adjusted EBITDA Margin as Credit Adjusted EBITDA divided by revenues.

Credit Adjusted EBITDA and Credit Adjusted EBITDA Margin as calculated herein may not be comparable to similarly titled measures reported by other companies within the industry and are not determined in accordance with GAAP. Our presentation of Credit Adjusted EBITDA and Credit Adjusted EBITDA Margin should not be construed as an inference that our future results will be unaffected by unusual or unexpected items.

RECONCILIATION OF NET INCOME TO CREDIT ADJUSTED EBITDA
(In millions)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Net income	$37.9	$68.2	$197.7	$187.8
Provision for income taxes	26.9	38.9	107.0	81.1
Interest expense and other, net	25.2	24.3	76.9	74.2
Depreciation and amortization	38.4	39.6	116.0	121.7
EBITDA	128.4	171.0	497.6	464.8
Impairment of intangible assets	41.6	—	51.3	—
Stock-based compensation(1)	28.0	31.6	82.5	106.8
Contingent consideration	—	(11.4)	—	(14.1)
Acquisition and related expenses(2)	5.6	6.1	8.7	19.7
Other items(3)	2.0	6.2	3.2	25.3
Credit Adjusted EBITDA	$205.6	$203.5	$643.3	$602.5
Net income margin	6.0%	10.5%	10.2%	9.5%
Credit Adjusted EBITDA margin	32.6%	31.4%	33.3%	30.4%
_________

(1)    Reflects, for the three and nine months ended September 30, 2023 and 2022, stock-based compensation expense related to the issuance of equity awards to certain of our employees.
(2)    Amounts for the three and nine months ended September 30, 2023 and 2022 primarily relate to expenses incurred by the Company in connection with the evaluation of strategic alternatives for the Company.
(3)    Amounts for the three and nine months ended September 30, 2023 consist primarily of $0.8 million and $1.5 million, respectively, incurred by the Company for severance and, for the three and nine months ended September 30, 2023, $1.0 million for tax settlement paid under protest. Amounts for the three and nine months ended September 30, 2022 consist of $1.9 million and $12.1 million, respectively, incurred by the Company for severance and for the nine months ended September 30, 2022, $4.0 million incurred by the Company for relocation and support provided to employees due to the war in Ukraine. Amounts for the three and nine months ended September 30, 2022 also include $2.7 million and $6.1 million, respectively, incurred related to the restructuring activities announced last year.

Contacts

Investor Relations	Press Contact
Tae Lee	Darlan Monterisi
Tael@playtika.com	Darlanm@playtika.com